The China Fund, Inc.
File Number 811-05749
CIK Number 0000845379
ITEM 77C

Result of the Annual Stockholder Meeting Voting Held March 3, 2005

Election of Class III Director At the Funds Annual Meeting of
Stockholders held on March 3, 2005, the stockholders of the Fund elected Alan Tremain and Nigel S. Tulloch to the Board of Directors to hold office until the Annua Meeting of Stockholders is held in 2008.

				Shares Voted		Shares
				For			Abstained

Alan Tremain	    		7,501,498		61,225
Nigel S. Tulloch	    	7,505,222		57,501